Exhibit 5.1

February 18, 2010

General Electric Capital Corporation
3135 Easton Turnpike
Fairfield, CT 06828

               Re:     GE Capital Trust I

Ladies and Gentlemen:

               We have acted as special Delaware counsel for GE Capital Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

               For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)

The Trust Agreement of the Trust, dated as of January 26, 2010, among General Electric Capital Corporation, a Delaware corporation (“GE Capital”), The Bank of New York Mellon, a New York banking corporation, as trustee (the “Property Trustee”), and BNY Mellon Trust of Delaware, a Delaware banking corporation, as trustee (the “Delaware Trustee”);

(b)

The certified copy of the Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 26, 2010 (the “Certificate of Trust”);

(c)

The Registration Statement (the “Registration Statement”) on Form S- 4 filed by the Company and the Trust with the Securities and Exchange Commission (the “SEC”) on or about February 2, 2010 including a prospectus (the “Prospectus”), as amended by Amendment No. 1 filed by the Company and the Trust with the SEC on or about February 18, 2010, relating to Trust Preferred Securities, representing preferred undivided beneficial interests in the assets of the Trust (the “Trust Preferred Securities”);

GE Capital Trust I
February 18, 2010

(d)

The Form of Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”), to be entered into among GE Capital, the Property Trustee, the Delaware Trustee and the Administrative Trustees named therein (filed as an exhibit to, and incorporated by reference into, the Registration Statement); and

(e)	A Certificate of Good Standing for the Trust, dated February 18, 2010, obtained from the Secretary of State.

               Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

               For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

               With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

               For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, that the Certificate of Trust is in full force and effect and has not (and will not have) been amended and that the Trust Agreement will be in full force and effect and will be executed in the form reviewed by us, (ii) except to the extent provided in paragraph 1 below, the due creation, due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trust (each a “Holder” and collectively the “Holders”) of a Trust Preferred Securities Certificate for such Trust Preferred Security in accordance with the Trust Agreement and as contemplated by the Registration

GE Capital Trust I
February 18, 2010

Statement, and (vii) that the Trust Preferred Securities are issued to the Holders in accordance with the Trust Agreement and as contemplated by the Registration Statement and as described in the Prospectus. We have not participated in the preparation of the Registration Statement or Prospectus and assume no responsibility for their contents.

               This opinion is limited to the laws of the State of Delaware (excluding the securities, blue sky or tax laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

               Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

               1.       The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

               2.       The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

               3.       The Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders may be obligated to make certain payments as set forth in the Trust Agreement.

                We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/DKD/APA